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                                                                  EXHIBIT 23.1



                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Forest Oil Corporation:



We consent to the incorporation by reference in the registration statement on Form S-3 (no. 333-16125) of Forest Oil Corporation of our report dated February 10, 1998, relating to the consolidated balance sheets of Forest Oil Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Forest Oil Corporation and to the reference to our firm under the heading "Experts" in the registration statement.

                                   KPMG Peat Marwick LLP



Denver, Colorado
October 29, 1998





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